Exhibit 23.2

Consent of Independent Certified Public Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-182468) of Senior Housing Properties Trust and the Registration Statement on Form S-8 (No. 333-191081) pertaining to the 2012 Equity Compensation Plan of Senior Housing Properties Trust of our report dated May 29, 2015 relating to the statement of revenues and certain expenses of the Senior Living Communities, which appears in this Current Report on form 8-K of Senior Housing Properties Trust.

/s/ PricewaterhouseCoopers LLP
Orlando, Florida
June 26, 2015